Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On May 1, 2018, The Lincoln National Life Insurance Company (“Lincoln Life”) completed its previously announced acquisition (the “Closing”) of Liberty Mutual Group Inc.’s (“Liberty”) Group Benefits Business (the “Group Business”) and Individual Life and Annuity Business (the “Life Business”) through the acquisition of all of the issued and outstanding capital stock of Liberty Life Assurance Company of Boston (the “Company”).

In connection with the Closing and pursuant to the Master Transaction Agreement, dated January 18, 2018 (the “Master Transaction Agreement”), previously reported in our Current Report on Form 8-K filed on January 23, 2018, Protective Life Insurance Company (“Protective Life”), a wholly owned subsidiary of Protective Life Corporation (“Protective”, “we”), and Protective Life and Annuity Insurance Company (“PLAIC”), a wholly-owned subsidiary of Protective Life, entered into reinsurance agreements (the “Reinsurance Agreements”) and related ancillary documents (including administrative services agreements and transition services agreements) providing for the reinsurance and administration of the Life Business, as defined.  The terms of the Reinsurance Agreement resulted in an acquisition of the Company’s Life Business by Protective, in accordance with Accounting Standards Codification (“ASC”) Topic 805, Business Combinations.

The following unaudited pro forma condensed combined financial information of Protective gives effect to the acquisition as if it had been completed as of January 1, 2017 with respect to the pro forma results of operations data, and as of December 31, 2017 with respect to the balance sheet. We have adjusted the historical consolidated financial information to give effect to pro forma events that are (1) directly attributable to closing the transaction, (2) factually supportable, and (3) with respect to the statements of income, expected to have continuing impact on the combined results.

The unaudited pro forma condensed combined financial information below should be read in conjunction with the notes thereto and (1) our audited consolidated financial statements for the year ended December 31, 2017 included in our Annual Report on Form 10-K, as well as (2) the audited abbreviated financial statements of the Life Business for the year ended December 31, 2017, included herein.

The abbreviated financial statements of the Life Business include the assets acquired and liabilities associated with the Company’s Life Business as well as all revenue and costs directly associated with the revenue producing activities of the Life Business, and exclude costs not directly involved in the revenue producing activity, such as corporate overhead and income taxes.  Accordingly, the abbreviated financial statements do not purport to present the financial position or operating results of the Company that would have resulted from the Life Business operating as a standalone, separate business.

The following unaudited pro forma condensed combined financial information is presented for illustrative purposes only and is not necessarily indicative of what our actual financial position or results of operations would have been had the acquisition been completed on the dates indicated above. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of the resulting company. This information does not give effect to (1) our results of operations or other transactions or developments since December 31, 2017, (2) the impact of possible revenue enhancements, expense efficiencies or synergies expected to result from the acquisition, (3) the future acquisition-related costs estimated to integrate  the Life Business operations into Protective’s operations and (4) the effects of transactions or developments that may occur subsequent to the acquisition. The foregoing matters could cause both Protective’s historical pro forma financial position and results of operations, and Protective’s actual future financial position and results of operations, to differ materially from those presented in the following unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

(Dollars in Thousands)

	As of December 31, 2017

	Protective Life Corporation	Liberty Life Individual Business	Pro Forma Adjustments		Pro Forma Combined
Assets
Fixed maturities, at fair value	$41,176,052	$13,647,301	$(364,607)	(a)	$54,035,846
			(422,900)	(d)
Fixed maturities, at amortized cost	2,718,904	-			2,718,904
Equity securities, at fair value	754,360	2,396	(2,396)	(a)	754,360
Mortgage loans	6,817,723	834,606	(376,060)	(a)	7,276,867
			598	(l)
Investment in real estate, net of accumulated depreciation	8,355	-			8,355
Policy loans	1,615,615	131,155			1,746,770
Other long-term investments	915,595	95,789	(158)	(a)	1,011,226
Short-term investments	615,210	-			615,210
Total investments	54,621,814	14,711,247	(1,165,523)		68,167,538
Cash and cash equivalents	252,310	448,105	110,000	(b)
			(341,520)	(c)	468,895
Accrued investment income	491,802	150,180	(2,837)	(a)	639,145

Accounts and premiums receivable	124,934	2,408			127,342
Reinsurance receivables	5,075,698	324,537	(75,858)	(n)	5,254,969
			(69,408)	(o)
Deferred policy acquisition costs and value of new business acquired	2,199,577	452,175	(224,554)	(e)	2,427,198
Goodwill	793,470	-			793,470
Other intangibles, net of accumulated amortization	663,572	-			663,572
Property and equipment, net of accumulated depreciation	111,417	-			111,417
Other assets	227,357	23,878	(23,132)	(a)	228,103
Income tax receivable	76,543	-			76,543
Assets related to separate accounts					-
Variable annuity	13,956,071	5,840	(5,840)	(a)	13,956,071
Variable universal life	1,035,202	37,077	(37,077)	(a)	1,035,202
Pensions	-	56,416	(56,416)	(a)	-
Total Assets	79,629,767	16,211,863	(1,892,165)		93,949,465
Liabilities
Future policy benefits and claims	30,957,592	5,901,753	685,991	(f)	43,159,465
			5,614,129	(k)
Unearned premiums	875,405	-	52,233	(k)	927,638
Total policy liabilities and accruals	31,832,997	5,901,753	6,352,353		44,087,103
Policyholder account balances	-	7,333,659	(7,333,659)	(k)	-
Other policy claims and benefits payable	-	41,478	(41,478)	(k)	-
Stable value product account balances	4,698,371	-			4,698,371
Annuity account balances	10,921,190	-	1,708,775	(k)	12,629,965
Other policyholders’ funds	1,267,198	95,168			1,362,366
Other liabilities	2,353,565	145,424	6,225	(m)	2,505,214
Deferred income taxes	1,232,407	-			1,232,407
Non-recourse funding obligations	2,747,477	-			2,747,477
Secured financing liabilities	1,017,749	341,520	(341,520)	(c)	1,017,749
Debt	945,052	-	110,000	(b)	1,055,052
Subordinated debt securities	495,289	-			495,289
Liabilities related to separate accounts					-
Variable annuity	13,956,071	5,840	(5,840)	(a)	13,956,071
Variable universal life	1,035,202	37,077	(37,077)	(a)	1,035,202
Liberty separate accounts	-	56,416	(56,416)	(a)	-
Total liabilities	72,502,568	13,958,335	361,363		86,822,266
Shareowner’s Equity
Common stock	-	-			-
Additional paid-in-capital	5,554,059	-			5,554,059
Retained earnings	1,560,444	-			1,560,444
Accumulated other comprehensive income		-			-
Net unrealized gains (losses) on investments, net of tax	25,896	-			25,896
Net unrealized losses relating to other-than- temporary impaired investments for which a portion has been recognized in earnings, net of income tax	(22)	-			(22)
Accumulated loss - derivatives, net of income tax	747	-			747
Postretirement benefits liability adjustment, net of income tax	(13,925)	-			(13,925)
Net assets and liabilities	-	2,253,528			0
			(769,190)	(a)
			(422,900)	(d)
			(224,554)	(e)
			(685,991)	(f)
			598	(l)
			(6,225)	(m)
			(75,858)	(n)
			(69,408)	(o)
Total shareowner’s equity	7,127,199	2,253,528	(2,253,528)		7,127,199
Total liabilities and shareowner’s equity	$79,629,767	$16,211,863	$(1,892,165)		$93,949,465

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME

(Dollars in Thousands)

	Year Ended December 31, 2017
	Protective Life Corporation	Liberty Life Individual Business	Pro Forma Adjustments		Pro Forma Combined
Revenues
Premiums and policy fees	$3,477,419	$485,794			$3,963,213
Reinsurance ceded	(1,360,735)	(93,561)			(1,454,296)
Net of reinsurance ceded	2,116,684	392,233	$-		2,508,917
Net investment income	2,051,588	624,217	(49,009)	(g)	2,626,796
Universal life and investment type product policy fees		104,506			104,506
Cost of insurance		80,690			80,690
Realized investment gains (losses):
Derivative financial instruments	(305,828)	-			(305,828)
All other investments	121,428	51,435			172,863
Other-than-temporary impairment losses	(3,962)	(563)			(4,525)
Portion recognized in other comprehensive income (before taxes)	(7,780)	-			(7,780)
Net impairment losses recognized in earnings	(11,742)	(563)	-		(12,305)
Other income	446,662	31,956			478,618
Total revenues	4,418,792	1,284,474	(49,009)		5,654,257
Benefits and expenses
Benefits and settlement expenses, net of reinsurance ceded	2,957,270	698,609	(22,817)	(p)	3,633,062
Interest credited to policyholder account balances		236,628			236,628
Amortization of deferred policy acquisition costs and value of new business acquired	78,221	77,431	(62,864)	(h)	92,788
Policyholder dividends		5,030			5,030
Other operating expenses, net of reinsurance ceded	948,244	100,684	3,608	(i)	1,052,536
Total benefits and expenses	3,983,735	1,118,382	(82,073)		5,020,044
Income before income tax	435,057	166,092	33,064		634,213
Income tax (benefit) expense	(671,475)	-	11,903	(j)	(659,572)
Net Income	$1,106,532	$166,092	$21,161		$1,293,785

NOTES TO THE UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL INFORMATION

Note 1 – Basis of Pro Forma Presentation

The unaudited pro forma condensed combined balance sheet was prepared to reflect the transaction as of December 31, 2017. The unaudited pro forma condensed combined statement of income combines the results of operations of Protective and the Life Business for the year ended December 31, 2017 as if the transaction had occurred on January 1, 2017.

The abbreviated financial statements of the Life Business include the assets and liabilities associated with the Company’s Life Business as well as all revenue and costs directly associated with the revenue producing activities of the Life Business, and exclude costs not directly involved in the revenue producing activity, such as corporate overhead and income taxes. Accordingly, the pro forma condensed combined income statement is not indicative of the acquired business’s operations going forward because of the changes in the business and the omission of various operating expenses.

The transaction was accounted for under the acquisition method of accounting. Under this method of accounting, the acquired net assets of the Life Business were recorded based upon the estimated fair values of the Life Business assets and liabilities at the date of completion of the acquisition. The transaction did not result in goodwill being recognized. The unaudited pro forma condensed combined financial information includes adjustments, which are based upon preliminary estimates, to reflect the estimated fair value of all identifiable assets and liabilities of the Life Business as of December 31, 2017. The preliminary purchase price consisted of a ceding commission of $422.9 million paid as of the closing date. Final adjustments of the estimated fair value of all identifiable assets and liabilities are to be made within 150 days after closing. These final adjustments may result in an adjustment to the preliminary purchase price. Certain amounts in the historical financial statements of the Life Business have been reclassified to conform to Protective’s historical financial statement presentation.

Estimated fair values and lives have been assigned to the acquired assets and liabilities assumed for the purposes of this unaudited pro forma condensed combined financial information. The unaudited pro forma condensed combined financial information reflects Protective’s estimates of the fair value of the net assets of the Life Business as of December 31, 2017.

Note 2 – Pro Forma Adjustments

These pro forma adjustments are based on certain estimates and assumptions as of the date of the unaudited pro forma condensed combined financial information. The actual adjustments upon the consummation of the acquisition were based on a number of factors, including changes in the estimated fair value of net assets from December 31, 2017 to the effective date of the acquisition. Therefore, the actual adjustments were different from the adjustments made to prepare the unaudited pro forma condensed combined financial information.

Pro Forma Acquisition Adjustments

For purposes of the unaudited pro forma condensed combined balance sheet, the acquired assets and liabilities have been adjusted to reflect their estimated fair values as of and for the periods presented. Specific adjustments are as follows:

(a)         To reflect assets and liabilities retained by Liberty. Although the accompanying abbreviated financial statements included assets and liabilities associated with the Company’s Life Business, not all of these assets and liabilities were transferred to Protective.  For example assets in excess of that needed to support insurance liabilities transferred to Protective were retained by Liberty.

(b)         To reflect surplus notes issued at closing. These surplus notes are associated with liabilities related to certain structured settlements included in the Life Business.

(c)          To eliminate securities lending liability settled prior to closing.

(d)         To give effect to the ceding commission paid at closing.

(e)          To eliminate historic deferred policy acquisition costs and to establish value of business acquired.

(f)           To adjust the policy liabilities of the acquired business to reflect estimated fair value.

(g)          To reflect a reduction in investment income related to investments retained by seller. The effective yield assumed for each type of investment retained by seller was:  fixed maturities – 4.0%, equity securities – 2.0%, mortgage loans – 4.5%.  The weighted average was approximately 4.2%

(h)         Represents the estimated change in amortization resulting from the adjustment described in (e) above. Amounts related to traditional life and health insurance policies are amortized over the premium-payment period of the related policies in proportion to the ratio of annual premium income to the present value of the total anticipated premium income. Amounts related to universal life and investment products are amortized over the lives of the policies in relation to the present value of estimated gross profits before amortization. Estimated amortization for each of the next five years is as follows: 2018: (18,993), 2019: (18,996), 2020: (17,993), 2021: (16,531), 2022: (14,981)

(i)             To reflect interest expense on surplus notes described in (b) above assuming an interest rate of 3.28%.

(j)            Estimated effective income tax rate for 2017 of 36% (federal 35% plus state 1%).

(k)         To reclassify amounts in the financial statements of the Life Business to conform to Protective’s historical financial statement presentation.

(l)             To adjust mortgage loans acquired by Protective to fair value at December 31, 2017.

(m)     To record estimated accrued transaction fees. These fees primarily consist of broker, legal, and other professional fees.

(n)         To adjust reinsurance receivables to estimated fair value.

(o)         To reflect reinsurance recaptured at Closing. At December 31, 2017, the Company had ceded certain insurance reserves to one of its affiliates that was recaptured concurrent with Closing.

(p)         Estimation of the impact of the amortization of the difference between the fair value and historical basis of the policy reserves